Exhibit 24(d)2

Mark A. Crosswhite President and Chief Executive Officer	One Energy Place Pensacola, Florida 32320-0100 Tel 850.444.6111

February 4, 2011

Mr. Art P. Beattie The Southern Company 30 Ivan Allen Jr. Blvd., NW Atlanta, GA 30308	Ms. Melissa K. Caen Southern Company Services, Inc. 30 Ivan Allen Jr. Blvd, NW Atlanta, GA 30308

Dear Mr. Beattie and Ms. Caen:

As a Director and an officer of Gulf Power Company, I hereby make, constitute, and appoint you my true and lawful Attorney in my name, place and stead, to sign and cause to be filed with the Securities and Exchange Commission (1) the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and (2) the Company's Quarterly Reports on Form 10-Q during 2011 and any necessary or appropriate amendment or amendments to any such reports, to be accompanied in each case by any necessary or appropriate exhibits or schedules thereto.

Yours very truly,

/s/Mark A. Crosswhite

Mark A. Crosswhite